Filed pursuant to Rule 433
dated May 7, 2012
Relating to
Preliminary Pricing Supplement dated May 7, 2012 to
Prospectus Supplement dated May 7, 2012 and
Prospectus dated November 23, 2011
Registration Statement No. 333-178133

Pricing Term Sheet for 3.95% Secured Medium-Term Notes, Series H due 2042

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

Secured Medium-Term Notes, Series H

Issuer: Public Service Electric and Gas Company

Trade Date: May 7, 2012

Original Issue Date/Settlement Date: May 11, 2012, which is the fourth business day following the Trade Date. Accordingly, purchasers who wish to trade the Notes on the date hereof will be required, because the Notes will not initially settle in T+3, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

Principal Amount: $450,000,000

Price to Public: 99.357% of Principal Amount, plus accrued interest, if any, from May 11, 2012 if settlement occurs after that date

Interest Rate: 3.95% per annum

Interest Payment Dates: May 1 and November 1, commencing November 1, 2012

Redemption: As specified in Preliminary Pricing Supplement dated May 7, 2012. Make Whole amount during the Make Whole Redemption Period to be determined at a discount rate equal to the Treasury Rate plus 15 basis points (0.15%).

Maturity Date: May 1, 2042

CUSIP: 74456Q AZ 9

Joint Book-Running Managers:
BNP Paribas Securities Corp. ($85,500,000)
Mitsubishi UFJ Securities (USA), Inc. ($85,500,000)
Mizuho Securities USA Inc. ($85,500,000)
Scotia Capital (USA) Inc. ($85,500,000)

Co-Managers:
RBC Capital Markets, LLC ($31,500,000)
TD Securities (USA) LLC ($31,500,000)
U.S. Bancorp Investments, Inc. ($31,500,000)
Loop Capital Markets LLC ($13,500,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling BNP Paribas Securities Corp. at 1-800-854-5674, Mitsubishi UFJ Securities (USA), Inc. at 1-877-649-6848, Mizuho Securities USA Inc. at 1-866-271-7403 or Scotia Capital (USA) Inc. at 1-800-372-3930.